EXHIBIT 10.19
EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”) is entered into by and among China Shandong Industries, Inc., a Delaware corporation (the “Company”) and subsidiaries, and Ida Li (Aihua Li) (the “Employee”), effective as of March 30, 2010 (“Effective Date”).

WHEREAS, the Company desires to employ the Employee on the terms and conditions set forth herein, and the Employee desires to be employed by the Company in such capacity on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Employment. The Company hereby employs the Employee, and the Employee hereby accepts such employment on the terms and conditions hereinafter set forth.

2.           Term of Employment. The initial term of employment under this Agreement shall be thirteen months period commencing on the Effective Date (the “Term”) unless the Agreement is terminated earlier in accordance with the provisions herein; provided that such Term will be extended upon the same terms and conditions contained herein and any additional terms and conditions upon expiration of the Term as mutually agreed by both parties (an “Extended Term”) unless a written notice of nonrenewal is given by either party at least thirty (30) days prior to the expiration date of the Term or the Extended Term, as the case may be.

3.           Duties. The Employee shall be appointed as Secretary and General Counsel and, as such, the Employee shall perform such duties and possess such authorities and privileges consistent with such position and such duties and rights as may reasonably be assigned by and subject to the direction of the Company’s Chief Executive Officer or any other executive officer in similar capacities in writing from time to time during the Term. The Employee agrees to devote his best efforts in such capacities as set forth herein to the business of the Company.
Corporate Secretary’s Responsibility. The Executive agree to perform Secretary and General Counsel’s responsibilities for the Company and its USA and China subsidiaries as following:

•	Is a member of the Board；

•	Maintains records of the board and ensures effective management of organization's records;
•	Manages minutes of board meetings;
•	Ensures minutes are distributed to members shortly after each meeting;
•	Is sufficiently familiar with legal documents (articles, by-laws, IRS letters, etc.) to note applicability during meetings.
•	Assist CEO in implementing fund-raising, road show, takeover and mergers
•	Connect the company with other parties, coordinate activities and communicate updated information as the delegate of CEO during the period of fund-raising, takeover and mergers
•	Negotiate with other parties on behalf of the company after being delegated by CEO
•	Perform legal and financial Due Diligence Investigation by organizing resources and coordinate relevant departments as required by other parties

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•	Assist CEO in general management of the company and help connecting, coordinating and communicating with other parties as the delegate of CEO
•	Accomplish other tasks assigned as the assistant of CEO

General Counsel’s Responsibility:

•	Draft and/or localize agreements;
•	Take part in negotiations of agreements with customers and/or customers’ legal counsel(s);
•	Support all internal shareholders on a continuous basis with all issues which are in the field of legal while ensuring compliance with PRC law;
•	Assist in the handling of claims, settlement and litigation;
•	Assist in corporate household and M&A matters;
•	Maintaining the hard copy and electronic filing systems;
•	Audit relevant legal documents during the period of fund-raising, takeover, restructuring and mergers
•	Draft and audit legal documents as assigned by CEO
•	Perform advisory opinions as required by other parties in relation to company activities such as fund-raising, takeover, restructuring and mergers
•	Perform other tasks that are appropriate for and required by an in-house company lawyer and the Company..

4.    Compensation. The Employee’s compensation (the “Compensation”) shall consist of the following:
  4.1  Secretary Annual Base Salary. The Employee shall be paid an annual base salary equivalent to approximately RMB360,000 per year, executed from May 1, 2010, payable in equal monthly installments once every month, by the Company or its designated subsidiaries or affiliates.
  4.2 General Counsel Annual Base Salary. The Employee’s Law Office shall be paid an annual base salary equivalent to approximately RMB140,000 per year, executed from May 1, 2010, payable in equal monthly installments once every month, by the Company or its designated subsidiaries or affiliates.
5.           Expenses.  The Employee works in her existing inhabited place, Heze. The Employee shall be reimbursed for all reasonable and documented expenses for travel, communication, network cost. The Employee shall provide receipts of such expenses.
6.           Termination. Notwithstanding Section 2 above, the Employee’s employment with the Company may be terminated by the Company at any time during the Term or the Extended Term, as the case may be (“Early Termination”) for any reason upon 30 days prior written notice.
7.           Effect upon Termination. In the event of Early Termination within thirty (30) days following the date of such Early Termination, the Company shall pay the Employee any accrued but unpaid cash salary.
8.           Indemnification. The Company shall indemnify, defend and hold the Employee harmless for all losses, costs, expenses or liabilities based upon or related to acts, decisions or omissions made by the Employee in good faith while performing services within the scope of his employment for the Company.  The Company’s obligation under this Section 10 shall survive any termination or expiration of the Employee’s employment.
9.           Confidential Information. The Employee agrees that both during the Term and for two (2) years thereafter to keep secret and confidential all information labeled confidential or not generally known which is heretofore or hereafter acquired concerning the business and affairs of the Company, including without limitation, information regarding trade secrets, proprietary processes, confidential business plans, market research data and financial data, and further agrees not to disclose any such information to any person, firm, or corporation or use the same in any manner other than in furtherance of the business or affairs of the Company or unless such information shall become public knowledge by other means.  The Employee agrees that such information is a valuable, special, and unique asset of Company. Upon the termination of the Employee’s employment with Company, the Employee shall immediately return to the Company all documents, records, notebooks, and similar repositories of information relating to confidential information of the Company and/or the development of any inventions. The provisions of this Section 11 shall survive the termination of this Agreement and the Employee’s employment for one year.

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 10.        Notice. Any and all notices or other communications of deliveries required or permitted to be provided hereunder shall be deemed to have been duly given if in writing and hand delivered or sent by certified or registered mail, return receipt requested, to the appropriate address indicated below or to such other address as may be given in a notice sent to all parties hereto:

(a)	If to the Company, to:
Jinliang Li
China Shandong Industries, Inc.
No. 2888 Qinghe Road, Development Zone Cao County Shandong Province 274400 PRC

(b)	If to the Employee by email or to the address or facsimile number that is on file with the Company from time to time, as may be updated by the Employee.

11.         Entire Agreement. Except as provided below, this Agreement contains the complete agreement and understanding concerning the employment arrangement between the parties and shall supersede all other agreements, understandings or commitments between the parties as to such subject matter.
12.        Parties Bound. The terms, promises, covenants, and agreements contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties hereto and their respective subsidiaries, affiliates, successors and assigns (whether direct or indirect, by purchase, merger, consolidation or otherwise); provided, however, that this Agreement may not be assigned by the Company or the Employee without the prior written consent of the other party.
13.        Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless modification, waiver or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or provisions or conditions at the same or at any prior or subsequent time.
14.        Governing Law and jurisdiction. The validity of this Agreement and any of the terms or provisions as well as the rights and duties of the parties hereunder shall be governed by the laws of PRC, without reference to any conflict of law or choice of law principles thereof and subject to the exclusive jurisdiction of the courts by the Address of Shandong Caopu Arts & Crafts Company Ltd.
15         Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
16.        Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

China Shandong Industries, Inc.

/s/ Jinliang Li
Jinliang Li
Chairman & Chief Executive Officer

Employee

/s/ Ida Li (Aihua Li)
Ida Li (Aihua Li)

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